Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Acusphere, Inc. and subsidiaries on Form S-8 pertaining to the 2005 Stock Option and Incentive Plan of Acusphere, Inc. of our report dated March 16, 2006, appearing in the Annual Report on Form 10-K of Acusphere, Inc. and subsidiaries for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
May 16, 2006